Exhibit (j)(3)

Consent Of Independent Registered Public Accounting Firm

To the Board of Directors

Security Capital U.S. Real Estate Shares:

We consent to the use of our report on Security Capital U.S. Real Estate Shares incorporated by reference into Post-Effective Amendments No. 69 and No. 70 to the Registration Statement on Form N-1A for One Group Mutual Funds and JPMorgan Trust II, respectively, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Experts” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

/s/ KPMG, LLP

Chicago, Illinois

February 16, 2005